Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Intent to Voluntarily Delist from NASDAQ

Irving, Texas — May 27, 2011 — Thomas Group, Inc. (NasdaqCM: TGIS) (the “Company”), a global change management and operations improvement consulting firm, today announced that it has given formal written notice to The NASDAQ Stock Market LLC (“NASDAQ”) of its intention to voluntarily delist its common stock from the NASDAQ Capital Market.

The decision to delist is based primarily on the Company’s desire to conserve resources, the likelihood that the Company will continue to fail to meet the requirements for continued NASDAQ listing in the near future and the recognition that the benefits of maintaining the Company’s NASDAQ listing have declined. The Company believes the benefits of its NASDAQ listing do not justify the expense and administrative burdens of maintaining the listing given the limited trading volume and low price of its common stock.

The Company intends to file a Form 25 with the SEC on or about June 6, 2011 to effect the voluntary delisting, and expects that trading in its common stock will be suspended on the date the Form 25 is filed, with the official delisting of its common stock becoming effective ten days thereafter, on or about June 16, 2011.

On April 18, 2011, the Company received a NASDAQ Staff Determination Letter stating that it no longer meets the minimum Market Value of Publicly Held Shares (“MVPHS”) requirement set forth in NASDAQ Listing Rule 5550(a)(5) (the “MVPHS  Rule”). The Rule requires that the Company maintain a MVPHS of at least $1 million.  The Company has until October 17, 2011 to regain compliance with the Rule by maintaining a minimum MVPHS of $1 million for at least ten consecutive business days. If the Company does not regain compliance with the Rule by such date, it will receive written notification that its securities are subject to delisting from The NASDAQ Capital Market. Following such notification, the Company may have the right to appeal the delisting determination to a Hearings Panel.

At this time, the Company has not regained compliance with the MVPHS Rule.  The Company believes it is unlikely that it will regain compliance with the MVPHS Rule before the end of the grace period.  In addition, the Company is currently not in compliance with the minimum $1.00 closing bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”), although it will not receive notice from NASDAQ of its failure to comply with the Bid Price Rule until it has been in non-compliance for a period of 30 consecutive business days.

Following the delisting, the Company anticipates that its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock. However, there is no assurance that trading in the Company’s common stock will continue on the Pink Sheets or on any other securities exchange or quotation medium.

The Board of Directors of the Company may consider whether to take further action following the delisting, including, but not limited to, whether to deregister the Company’s common stock and suspend its reporting obligations under the Securities Exchange Act of 1934.

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Contact:         Michael McGrath, President and Chief Executive Officer

                      972.869.3400

                      mmcgrath@thomasgroup.com

                        http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqCM: TGIS) is an international, publicly-traded professional services firm specializing in organization change management and operations improvement. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Washington, D.C. For more information, please visit www.thomasgroup.com.

Important Notices:

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about the Company’s beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and the Company’s revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors, lack of profitability and potential delisting as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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